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                          SECURITIES PURCHASE AGREEMENT




                                   dated as of

                                  July 11, 2000

                                     between




                             ADVANCE PARADIGM, INC.


                                       and


                     JOSEPH LITTLEJOHN & LEVY FUND III, L.P.










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ARTICLE 1 DEFINITIONS..........................................................2
    Section 1.1. Definitions...................................................2


ARTICLE 2 ISSUANCE AND SALE....................................................5
    Section 2.1 Purchase and Sale..............................................5
    Section 2.2. Closing.......................................................6


ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................6
    Section 3.1. Organization and Authority....................................6
    Section 3.2. Authorization of Securities...................................7
    Section 3.3. Capitalization; Ownership of Subsidiaries.....................8
    Section 3.4. Consents and Approvals; No Violations.........................8
    Section 3.5. SEC Reports...................................................9
    Section 3.6. Financial Statements..........................................9
    Section 3.7. Absence of Certain Changes....................................9
    Section 3.8. Absence of Undisclosed Liabilities...........................10
    Section 3.9. Litigation...................................................10
    Section 3.10. Compliance with Applicable Law, Permits.....................10
    Section 3.11. Intellectual Property.......................................10
    Section 3.12. Employee Benefit Plans......................................12
    Section 3.13. Taxes.......................................................14
    Section 3.14. Company Contracts...........................................15
    Section 3.15. Assets Necessary to Business................................17
    Section 3.16. Insurance...................................................17
    Section 3.17. Relationship with Customers.................................17
    Section 3.18. Affiliated Transactions.....................................18
    Section 3.19. Business Combination Provision; Takeover Laws;
      Rights Plan.............................................................18
    Section 3.20. Finders' Fees...............................................18
    Section 3.21. Full Disclosure.............................................18


ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS....................19
    Section 4.1. Existence and Power..........................................19
    Section 4.2. Authorization................................................19
    Section 4.3. Consents and Approvals; No Violations........................19
    Section 4.4. Litigation...................................................20
    Section 4.5. Investment Intention.........................................20
    Section 4.6. Securities Law Matters.......................................20
    Section 4.7. Finders' Fees................................................21


ARTICLE 5 COVENANTS...........................................................21

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                                Table of Contents
                                   (continued)

                                                                            Page
                                                                            ----

    Section 5.1. Access to Information........................................21
    Section 5.2. Conduct of the Business of the Company.......................21
    Section 5.3. Reservation of Rights........................................24
    Section 5.4. Stockholders' Meeting........................................24
    Section 5.5. Use of Proceeds..............................................25
    Section 5.6. PCS Acquisition; Debt Financing..............................25
    Section 5.7. Supplemental Disclosure......................................26
    Section 5.8. Exclusivity..................................................26
    Section 5.9. Public Announcements.........................................27
    Section 5.10. JLL as Purchaser Representative.............................27
    Section 5.11. Nasdaq National Market Listing..............................27
    Section 5.12. Employment Agreements.......................................27
    Section 5.13. Best Efforts; Certain Filings...............................28
    Section 5.14. Further Assurances..........................................28


ARTICLE 6 CONDITIONS TO CLOSING...............................................28
    Section 6.1. Conditions to Obligations of the Purchasers and the
      Company.................................................................28
    Section 6.2. Conditions to Obligation of the Purchasers...................29
    Section 6.3. Conditions to Obligation of the Company......................30


ARTICLE 7 TERMINATION.........................................................30
    Section 7.1. Grounds for Termination......................................30
    Section 7.2. Effect of Termination........................................31


ARTICLE 8 SURVIVAL; INDEMNIFICATION...........................................32
    Section 8.1. Survival of Representation and Warranties....................32
    Section 8.2. Indemnification by the Company...............................32
    Section 8.3. Limitations on Indemnification by the Company................32
    Section 8.4. Indemnification by the Purchasers............................33
    Section 8.5. Notice of Claims.............................................33
    Section 8.6. Defense of Third Party Claims................................33
    Section 8.7. Payment of Claims............................................34
    Section 8.8. No Liability of Officers, Directors and Managers,
      Limitation on Remedies of Parties.......................................34
    Section 8.9. No Third Party Benefit.......................................34
    Section 8.10. Definition..................................................34
    Section 8.11. Exclusive Remedy............................................35


ARTICLE 9 MISCELLANEOUS.......................................................35
    Section 9.1. Notices......................................................35
    Section 9.2. Expenses.....................................................36

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                                Table of Contents
                                   (continued)

                                                                            Page
                                                                            ----

    Section 9.3. Entire Agreement; Assignment.................................36
    Section 9.4. Governing Law................................................36
    Section 9.5. Specific Performance.........................................37
    Section 9.6. Binding Nature; No Third Party Beneficiaries.................37
    Section 9.7. Severability.................................................37
    Section 9.8. Headings.....................................................37
    Section 9.9. Counterparts.................................................37

Schedule I:  Executive Officers
Exhibit A:   Term Sheet for Series A Certificate of Designation
Exhibit B:   Term Sheet for Series B Certificate of Designation
Exhibit C:   Term Sheet for Certificate of Designation for Class B Stock
Exhibit D:   Form of Voting Agreement

                          SECURITIES PURCHASE AGREEMENT

        SECURITIES PURCHASE AGREEMENT dated as of July 11, 2000 between Advance Paradigm, Inc., a Delaware corporation (the "Company"), and Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership ("JLL").

                                    Recitals

        A. Concurrently with the execution of this Agreement, the Company is entering into a Stock Purchase Agreement, dated as of the date hereof (as the same may from time to time be modified, supplemented or restated, the "PCS Purchase Agreement"), between the Company and Rite Aid Corporation, a Delaware corporation ("Rite Aid"), with respect to the acquisition (the "PCS Acquisition") by the Company from Rite Aid of all of the outstanding shares of capital stock of PCS Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Rite Aid ("PCS").

        B. Upon the terms and conditions set forth in the PCS Purchase Agreement, the Company shall issue and deliver to Rite Aid, as part of the payment of the purchase price for PCS, 125,000 shares of Series A-1 11% Preferred Stock (and together with the Series A-2 11% Preferred Stock, the "Series A Preferred") to be issued under a certificate of designations having the terms set forth in the term sheet attached to this Agreement as Exhibit A and such other terms as may be agreed upon by the Company, Rite Aid and JLL (and together with the certificate of designations for the Series A-2 11% Preferred Stock, the "Series A Certificate of Designations").

        C. The Company desires to issue and sell to the Purchasers (as defined in Article 1), and the Purchasers desire to subscribe to and purchase from the Company, (i) 65,854 shares of Series A Preferred at a purchase price of $1,000 per share, and (ii) 84,146 shares of Series B Convertible Preferred Stock (the "Series B Preferred" and, together with the Series A Preferred, the "Preferred Stock"), for a purchase price of $1,000 per share, to be issued under a certificate of designations having the terms set forth in the term sheet attached to this Agreement as Exhibit B and such other terms as may be agreed upon by the Company, Rite Aid and JLL (the "Series B Certificate of Designations" and, together with the Series A Certificate of Designations, the "Certificate of Designations"), all upon the terms and subject to the conditions of this Agreement.

        D. The Company desires to apply the proceeds of the issuance and sale of the Preferred Stock under this Agreement towards the payment of the cash portion of the purchase price for PCS.

        NOW, THEREFORE, the parties hereto agree as follows:

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                                    ARTICLE 1

                                   DEFINITIONS

        Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

        "Board of Directors" means the Board of Directors of the Company.

        "Certificate of Designations" has the meaning given in Recital C.

        "Claims and Damages" has the meaning given in Section 8.10.

        "Class B Stock" means the Class B-1 and Class B-2 common stock of the Company, par value $0.01 per share, (i) to be created as separate classes of common stock following the receipt of the Requisite Stockholder Approval and
   (ii) to be issued under a Certificate of Designations having the terms set forth in the term sheet attached to this Agreement as Exhibit C and such other terms as may be agreed upon by the Company, Rite Aid and JLL.

        "Closing" has the meaning given in Section 2.2.

        "Closing Date" means the date of the Closing.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" means the common stock of the Company, par value $0.01 per share.

        "Company" has the meaning given in the Introduction.

        "Company Contracts" has the meaning given in the Section 3.16(a).

        "Debt Financing" means the debt financing to be obtained by the Company from third party lenders in connection with the financing of the purchase price for the PCS Acquisition.

        "Disclosure Schedule" has the meaning given in the introduction to
   Article 3.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


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        "FFI Acquisition" means the acquisition by the Company of the affiliated companies comprising FFI Healthcare Services through the issuance of 3,500,000 shares of Common Stock to the shareholders of such affiliated companies.

        "GAAP" means accounting practices and principles generally accepted from time to time in the United States.

        "Governmental Entity" means any count of competent jurisdiction, any governmental, regulatory or administrative authority, agency or commission or any self-regulatory organization (including National Association of Securities Dealers, Inc.).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnitee" has the meaning given in Section 8.5.

        "Indemnitor" has the meaning given in Section 8.5.

        "JLL" has the meaning given in the Introduction.

        "Law" means any statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

        "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

        "Material Adverse Effect" means a change or effect that is materially adverse to (A) the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, but shall not include any changes or effects (x) resulting from the execution or announcement of this Agreement or compliance with the terms hereof, (y) relating to or resulting from general economic, political or market conditions, including (i) changes after the date of this Agreement in any Law or in the interpretation of any Law by a Governmental Entity and (ii) changes in GAAP, or (z) generally affecting the industries in which the Company and its subsidiaries operate or
   (B) the ability of the Company and its subsidiaries to consummate the transactions contemplated hereby or by the other Transaction Documents.

        "Notice of Claim" has the meaning given in Section 8.5.

        "PCS" has the meaning given in Recital A.

        "PCS Acquisition" has the meaning given in Recital A.


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        "PCS Purchase Agreement" has the meaning given in Recital A.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Preferred Stock" has the meaning given in Recital C.

        "Proxy Statement" means the proxy or information statement of the Company prepared in connection with the Stockholder Proposal.

        "Purchase Price" has the meaning given in Section 2.1

        "Purchasers" means JLL, and in the event JLL delivers a Schedule of Purchasers as contemplated by Section 2.1, each of the Persons named on such schedule. Each such Purchaser shall deliver to the Company a written instrument stating that it agrees to be bound by and be subject to the terms and conditions of this Agreement.

        "Representatives" means, with respect to any Person, its officers, directors, employees, accountants, counsel, financing sources, advisors and agents.

        "Requisite Stockholder Approval" means the approval of the Stockholder Proposal by the stockholders of the Company in accordance with applicable laws and the Company's Certificate of Incorporation.

        "Rite Aid" has the meaning given in Recital A.

        "Schedule of Purchasers" has the meaning given in Section 2.1.

        "SEC Reports" means all registration statements, prospectuses, reports, schedules, proxy statements and other documents filed since March 31, 1997 by the Company with the Commission pursuant to the Exchange Act or the Securities Act.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series A Certificate of Designations" has the meaning given in Recital B.

        "Series A Preferred" has the meaning given in Recital B.

        "Series B Certificate of Designations" has the meaning given in Recital C.

        "Series B Preferred" has the meaning given in Recital C.


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        "Stockholders' Agreements" means such stockholders and similar agreements (including registration rights agreements), if any, as the Company and JLL and/or Rite Aid may enter into to reflect any of the terms set forth in the term sheets attached hereto as Exhibits A, B and/or C.

        "Stockholder Proposal" means the approval of the issuance of shares of Class B Stock upon the conversion of the Preferred Stock and any necessary related amendments to the Company's Certificate of Incorporation.

        "Taxes" has the meaning given to it in Section 3.15(b).

        "Transaction Documents" means this Agreement, the Series A Certificate of Designations, the Series B Certificate of Designations, the Stockholders' Agreements, the PCS Purchase Agreement, the Purchaser Notes (as defined in the PCS Purchase Agreement), the Indenture (as defined in the PCS Purchase Agreement), any other agreement or instrument between Rite Aid and the Company entered into pursuant to the PCS Purchase Agreement, and any credit or loan agreement, guarantees, collateral or security agreements and instruments and other agreements and instruments entered into or delivered by the Company or its subsidiaries in connection with the Debt Financing.

                                    ARTICLE 2

                                ISSUANCE AND SALE

        Section 2.1. Purchase and Sale. (a) No later than five business days prior to the Closing, JLL shall deliver to the Company a list of the Purchasers and the number of Series A and Series B Preferred Stock to be acquired by each Purchaser (the "Schedule of Purchasers"). In the event JLL does not deliver a Schedule of Purchasers, JLL shall purchase all the shares of Preferred Stock to be issued and sold pursuant to this Agreement, in which case the references to the Schedule of Purchasers shall be deemed to refer to JLL as the sole Purchaser of all such shares of Preferred Stock.

        (b) Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser shall subscribe to and purchase from the Company, the number of Series A and B Preferred Stock specified in the Schedule of Purchasers free and clear of all Liens. The price to be paid for each share of Series A Preferred shall be $1,000, and the price to be paid for each share of Series B Preferred shall be $1,000, in cash. The Purchase Price shall be paid as provided in Section 2.2.

        (c) Notwithstanding anything in this Agreement to the contrary, (i) the aggregate number of shares of Series A Preferred and Series B Preferred to be purchased by the Purchaser pursuant to this Agreement shall be 65,854 shares and 84,146 shares,

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respectively, for an aggregate purchase price of $150,000,000 (the "Purchase
Price") in cash, and (ii) JLL shall be jointly and severally liable with each Purchaser for the subscription for and purchase by such Purchaser of the number of shares of Preferred Stock specified for such Purchaser in the Schedule of Purchasers.

        Section 2.2. Closing. (a) The closing of the purchase and sale of the Preferred Stock (the "Closing") shall take place at the location and on the date of the closing of the PCS Acquisition pursuant to the PCS Purchase Agreement, or at such other time or place as the Company and JLL may agree upon. At the
Closing:

                (i) The Company shall deliver to each Purchaser, free and clear of all Liens, the shares of Preferred Stock purchased by such Purchaser by delivering stock certificates representing such shares.

                (ii)Each Purchaser shall deliver to the Company, in immediately available funds by wire transfer to the bank account designated by the Company in writing at least three business days prior to the Closing Date, the portion of the Purchase Price set forth opposite such Purchaser's name on the Schedule of Purchasers.

                (b) Notwithstanding anything to the contrary in this Agreement, the Closing shall occur (i) concurrently with the closing of the PCS Acquisition pursuant to the PCS Purchase Agreement and the closing of, and the making of loans pursuant to the definitive agreements for, the Debt Financing and (ii) only if the foregoing closings occur.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule delivered by the Company to JLL on or prior to the execution and delivery of this Agreement (the "Disclosure Schedule"), the Company represents and warrants to each Purchaser as follows:

        Section 3.1. Organization and Authority. (a) The Company and each of its subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified to do business and in good standing and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such

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jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a Material Adverse Effect.

        (b) The Company has all necessary corporate power and authority (i) to execute and deliver this Agreement and the other Transaction Documents, (ii) to perform its obligations under this Agreement and the other Transaction Documents and (iii) to consummate the transactions contemplated by this Agreement and the other Transaction Documents, subject, in the case of the preceding clauses (ii) and (iii), to the receipt of Requisite Stockholder Approval in respect of the consummation of the transactions contemplated by the other Transactions Documents to the extent that Requisite Stockholder Approval is required therefor. The execution and delivery of each of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate actions on the part of the Company, and except for the Requisite Stockholder Approval, no other corporate actions or proceedings on the part of the Company are necessary to authorize this Agreement or the Transaction Documents or for the Company to consummate the transactions contemplated hereby or thereby.

        (c) This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by JLL) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles. Upon execution and delivery thereof, each of the other Transaction Documents will have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by any other parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles.

        Section 3.2. Authorization of Securities. (a) The issuance, sale and delivery of the Preferred Stock has been duly authorized by all requisite corporate action of the Company and the shares of Preferred Stock issued to the Purchasers in accordance with the Certificate of Designations, when issued and delivered at the Closing in accordance with the terms of this Agreement will be validly issued and outstanding, fully paid and nonassessable free and clear of any Liens and not subject to preemptive or other similar rights of the stockholders of the Company.

        (b) Upon receipt of the Requisite Stockholder Approval and the conversion of the outstanding shares of Preferred Stock into shares of Class B Stock in accordance with

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their respective Certificate of Designations, each share of Class B Stock will be validly issued and outstanding, fully paid and nonassessable free and clear of any Liens (other than Liens created by the holders of Preferred Stock) and not subject to preemptive or other similar rights of the stockholders of the Company.

        Section 3.3. Capitalization; Ownership of Subsidiaries. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, there are 25,040,884 shares of Common Stock and no shares of preferred stock issued and outstanding, and no shares of Common Stock held in the Company's treasury. As of the date of this Agreement, no shares of Common Stock or preferred stock have been reserved for issuance, except as disclosed in the SEC Reports filed prior to the date hereof or set forth in the Disclosure Schedule. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, other than (i) as set forth on the Disclosure Schedule and (ii) in connection with the transactions contemplated by this Agreement and other Transaction Documents, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the Company requiring, and there are no outstanding debt or equity securities of the Company which upon the conversion, exchange or exercise thereof would require, the issuance, sale or transfer by the Company of any new or additional equity interests in the Company (or any other securities of the Company or any of its subsidiaries which, whether after notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in the Company). There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company.

        Section 3.4. Consents and Approvals; No Violations. (a) No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Entity is necessary for execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents, except (i) for the applicable requirements of the HSR Act, (ii) for the filing of the Certificates of Designations with the Secretary of State of the State of Delaware, (iii) for the filing of the certificate of designations for the Class B Stock with the Secretary of State of the State of Delaware, or (iv) as a result of facts or circumstances particular to the Purchasers.

        (b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company or any subsidiary of the Company, (ii) require the consent or waiver of any person (other than a Governmental Entity) or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) or result in the imposition of or the creation of any Lien upon any of the assets or properties of the Company or any of its subsidiaries pursuant to or under, any of the terms, conditions or provisions of any note, lease, license, contract or agreement to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company, or any of their respective assets, is bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company or any subsidiary of the Company, except in the case of (ii) or (iii), for violations, breaches or defaults which, or consents or waivers the absence of which, individually or in the aggregate, have not had or would not have a Material Adverse Effect.

        Section 3.5. SEC Reports. The Company has filed all required SEC Reports when due in accordance with the Exchange Act or the Securities Act, as the case may be. As of their respective dates, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be. None of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

        Section 3.6. Financial Statements. The consolidated financial statements of the Company contained in the SEC Reports complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

        Section 3.7. Absence of Certain Changes. Since March 31, 2000, except for the FFI Acquisition and the PCS Acquisition, (i) the businesses of the Company and its subsidiaries have been conducted only in the ordinary course of business, and (ii) neither the Company nor any subsidiary has taken any of the actions set forth in Section 5.2(b) assuming that Section 5.2(b) applied to the period since March 31, 2000. Since March 31, 2000, the Company has not suffered a Material Adverse Effect.

        Section 3.8. Absence of Undisclosed Liabilities. To the knowledge of the Company, except as disclosed in SEC Reports filed prior to the date hereof or described in the Disclosure Schedule, the Company has no liabilities or obligations (whether direct or indirect, accrued or contingent) other than Liabilities and obligations that would not have a Material Adverse Effect.

        Section 3.9. Litigation. Except as disclosed in SEC Reports filed prior to the date hereof or described in the Disclosure Schedule or as would not have a Material Adverse Effect, (i) there is no suit, claim, action, proceeding or, to the knowledge of the Company, investigation pending against the Company or any of its subsidiaries before or by any Governmental Entity or non-governmental body or by any third party or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and (ii) neither the Company nor any of its subsidiaries is subject to any outstanding order of any Governmental Entity. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened actions which would prevent or delay the Company from consummating the transactions contemplated hereby, or by any of the other Transaction Documents.

        Section 3.10. Compliance with Applicable Law, Permits. Except as has not had or would not have a Material Adverse Effect, (i) the Company and its subsidiaries possess all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities and all consents and waivers of any other persons (other than Governmental Entities) necessary for the Company and its subsidiaries to own, lease or otherwise hold the assets of its businesses and to carry on its businesses as currently conducted and (ii) such businesses are being conducted in compliance with all laws, regulations and ordinances of all Governmental Entities, including (A) laws regarding the provision of insurance, third party administration services and primary health care services, (B) the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act and any applicable state Pharmacy Practice Acts, Controlled Substances Acts, Dangerous Drug Acts and Food, Drug and Cosmetic Acts and (C) laws regarding the provision of goods and services under Medicare or Medicaid or other programs administered by Governmental Entities. This Section 3.10 does not relate to matters with respect to (x) benefits and employment matters, which are the subject of Section 3.12, and (y) Taxes, which are the subject of Section 3.13.

        Section 3.11. Intellectual Property. (a) Except as has not had or would not have a Material Adverse Effect:

                (i) the Company or its subsidiaries own or have the right to use all Company Intellectual Property (as defined in Section 3.11(b)), free and clear of all Liens;

                (ii)any Company Intellectual Property owned or, to the knowledge of the Company, used, by the Company or its subsidiaries is valid and subsisting in full force and effect, has not been cancelled or abandoned and, as of the date of this Agreement, has not expired;

                (iii) the Company has not received written notice from any third party regarding any actual or potential infringement by the Company or any of its subsidiaries of any intellectual property of such third party and the Company has no knowledge of any legitimate basis for such a claim against the Company or any of its subsidiaries;

                (iv)the Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Company Intellectual Property owned by the Company or any of its subsidiaries and the Company has no knowledge of any legitimate basis for such a claim;

                (v) neither the Company nor any of its subsidiaries has licensed or sublicensed its rights in any Company Intellectual Property, or received or been granted any such rights;

                (vi)to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property owned by the Company or any of its subsidiaries;

                (vii) to the knowledge of the Company, no employee, officer, agent, representative, attorney, director, majority stock holder, or other person that is affiliated with the Company or any of its subsidiaries, has ever accused a third party of misappropriating, infringing, diluting or violating any Company Intellectual Property owned by the Company or any of its subsidiaries;

                (viii) the Company and each of its subsidiaries takes reasonable measures to protect the confidentiality of Company Trade Secrets (as defined in Section 3.11(b)), including requiring employees to execute employee agreements acknowledging the existence of trade secret information of the Company, requiring third parties who are granted access thereto to execute written non-disclosure agreements, marking confidential documents such as software manuals as trade secret to prevent inadvertent disclosure, controlling copies of proprietary software and access to such software to prevent the misappropriation of such software, and reviewing marketing and promotional materials to ensure that trade secret materials have not been disclosed. Neither the Company nor any of its subsidiaries has disclosed or authorized to be disclosed any of its Company Trade Secrets to any third party other than pursuant to a nondisclosure agreement that is reasonably expected to adequately protect the Company's or the applicable subsidiary's proprietary interests in and to such Company Trade Secrets;

                (ix)the Company is not aware of any claims that it has hired an employee, officer, agent, consultant or other person away from a third party in violation of a nondisclosure, non-compete, or trade secret agreement between the hired person and the third party. The Company has taken reasonable measures to ensure that no employees, officers, agents, consultants or other person that is affiliated with the Company or any of it subsidiaries, are using trade secrets of a third party; and

                (x) all Company Proprietary Software (as defined in Section 3.11(b)) has been developed either (A) by employees of the Company or any of its subsidiaries within the scope of their employment or (B) by independent contractors who have assigned their rights to the Company or any of its subsidiaries pursuant to one or more written agreements.

        (b) The term: (i) "Company Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and affiliations relating to the foregoing; registered and unregistered patents, copyrights (including registrations and applications of any of the foregoing); Company Software; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Company Trade Secrets") used by the Company and its subsidiaries in the conduct of their business and operations as conducted as of the date of this Agreement and any licenses to use any of the foregoing; (ii) "Company Software" means any and all (A) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (B) databases and computations, including any and all data and collections of data but excluding individual customer data, (C) all documentation, including user manuals and training materials, relating to any of the foregoing, and (D) the content and information contained in any Web site; and (iii) "Company Proprietary Software" means all Company Software that is owned by the Company or its subsidiaries.

        Section 3.12. Employee Benefit Plans. (a) The term "Company Employee Plans" means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, in each case that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries is a party for the benefit of any current or former employee, director, consultant or independent contractor of the Company or any of its subsidiaries.

        (b) The Company has delivered or made available to JLL accurate and complete copies of the following with respect to the Company Employee Plans, to the extent applicable, as of the date of this Agreement, (i) all plan documents and all amendments thereto, (ii) summary plan descriptions and summaries of material modifications, (iii) trust documents, insurance contracts and other funding instruments, (iv) the two most recently prepared financial statements and actuarial reports, (v) the two most recently filed annual reports and (vi) determination letters received from the Internal Revenue Service.

        (c) All Company Employee Plans have been administered and operated in compliance with the requirements of ERISA, the Code, and all other applicable Laws, except for failures to so administer and operate the Company Employee Plans that have not had or would not have a Material Adverse Effect. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a current determination letter from the Internal Revenue Service stating that it is so qualified in its entirety, and to the knowledge of the Company each such plan is so qualified, and, as of the date of this Agreement, no such determination letter has been revoked. There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or
Section 406 of ERISA involving any of the Company Employee Plans that would be reasonably likely to subject the Company or any of its subsidiaries to any penalties or taxes that would be reasonably likely to have a Material Adverse Effect.

        (d) Each Company Employee Plan that is subject to the minimum funding requirements of Section 412 of the Code is in compliance with such requirements, and no Company Employee Plan has a minimum funding variance or waiver under
Section 412(d) of the Code. Neither the Company, its subsidiaries, nor any trade or business that together with the Company or any of its subsidiaries would be deemed a "single employer" under Section 4001(b) of ERISA (a "Company ERISA Affiliate") has any liability, and no event has occurred that could reasonably give rise to any liability under Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), except as has not had or would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries participates in any multiemployer plan (as defined in Section 3(37) of ERISA), nor has the Company, its subsidiaries or any ERISA Affiliate incurred any withdrawal liability to a multiemployer plan that has not been satisfied in full, except as has not had or would not have a Material Adverse Effect.

        (e) As of the date of this Agreement, no actual or, to the knowledge of the Company, threatened disputes, lawsuits, claims (other than routine claims for benefits), or to the knowledge of the Company, investigations or audits by any person or Governmental Entity have been filed or are pending with respect to the Company Employee Plans or the Company or any of its subsidiaries in connection with any Company Employee Plan or the fiduciaries or administrators thereof.

        (f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not constitute an event under any Company Employee Plan that will cause any payment, benefit, acceleration, vesting, distribution, or obligation to fund benefits with respect to any current or former employee of the Company or any of its subsidiaries.

        (g) No Company Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any subsidiary for periods extending beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

        Section 3.13. Taxes. (a) Except as disclosed in SEC Reports filed prior to the date hereof or as set forth in the Disclosure Schedule or has not had or would not have a Material Adverse Effect:

                (i) Each of the Company and its subsidiaries has (giving effect to all extensions obtained) (A) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (B) to the knowledge of the Company timely paid (or accrued on the Company's books) or there has been paid on its behalf all material Taxes due and payable;

                (ii)To the knowledge of the Company, the Company and its subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes;

                (iii) There are no Liens for Taxes upon the assets or properties of the Company or its subsidiaries except for statutory Liens for current Taxes not yet due or Liens for Taxes being contested in good faith;

                (iv)None of the Company or any of its subsidiaries has requested in writing any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding written waivers or comparable written consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its subsidiaries; and

                (v) To the knowledge of the Company, no U.S. federal, state, local or foreign audits, reviews or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and none of the Company or any of its subsidiaries has received any written notice of such an Audit.

        (b) The term: (i) "Tax" or "Taxes" means all taxes, charges, levies, fees, or other assessments imposed by any federal, state, local or foreign Tax Authority, including, but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, business, withholding payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, goods and services, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; (ii) "Tax Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity; (iii) "Tax Law" means the law (including any applicable regulations or any administrative pronouncement) of any Governmental Entity relating to any Tax; (iv) "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law; and (v) "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes or any other similar report, statement, declaration, or document required to be filed under applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing and including any amendments or supplements to any of the foregoing.

        Section 3.14. Company Contracts. (a) The Company has made available to JLL true and correct copies (or in the case of oral contracts, accurate summaries of the material terms) of the following notes, leases, licenses, contracts and agreements ("Company Contracts") to which the Company or any subsidiary is a party or is bound:

                (i) each mortgage, indenture, note, installment obligation or other instrument, contract, agreement or arrangement relating to the borrowing of money by the Company or any of its subsidiaries in an amount exceeding $5 million;

                (ii)any guaranty, direct or indirect, by the Company or any subsidiary of any obligation for borrowed money in an amount exceeding $5 million of any Person, excluding endorsements made for collection in the ordinary course of business;

                (iii) any obligation to sell or to register the sale of any of the shares of capital stock or other securities of the Company or any of its subsidiaries;

                (iv)any obligation to make payments, contingent or otherwise, arising out of the prior acquisition or disposition of a business;

                (v) each collective bargaining or union contract;

                (vi) each contract for the purchase of capital equipment, materials or supplies, other than any contract which is terminable without material penalty on 60 or fewer days' notice or involves the receipt or payment of less than $250,000 per year;

                (vii) each contract for the acquisition or disposition of material assets, other than in the ordinary course of business;

                (viii) each contract relating to the leasing of or other arrangement for use of material real or personal property;

                (ix)each of the top 10 contracts (measured by revenues of the Company and its subsidiaries) with any manufacturer of pharmaceuticals involving the annual payment by the manufacturer of at least $1 million;

                (x) each of the top 10 contracts (measured by revenues of the Company and its subsidiaries) with any insurance company, health maintenance organization or other customer;

                (xi) each contract between the Company or its subsidiaries, on the one hand, and any director, executive officer or greater than 5% stockholder of the Company on the other hand;

                (xii) any employment agreement with any director or executive officer of the Company or its subsidiaries;

                (xiii) any contract with a term in excess of one year from the date hereof which is not otherwise terminable upon 60 days advance notice without cause and without financial penalty and which involves the payment or receipt of an amount (in one or a series of transactions) in excess of $500,000 per year; and

                (xiv) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement.

        (b) Except as has not had or would not have a Material Adverse Effect,
(i) neither the Company nor any subsidiary is (and to the knowledge of the Company, as of the date of this Agreement, no other party is) in breach or default under the Company Contracts and no event has occurred under the Company Contracts which would constitute (with or without due notice or lapse of time or both) a breach or default by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party thereto (or give rise to any right of termination, cancellation, modification or acceleration against the Company or any of its subsidiaries, or, to the knowledge of the Company, any other party thereto) under the Company Contracts and (ii) each Company Contract is a valid and binding obligation of the Company or its subsidiary and, to the knowledge of the Company, as of the date of this Agreement, the other party thereto, enforceable against such persons in accordance with its terms, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles.

        (c) Since March 31, 2000 through the date of this Agreement, no customer or group of customers of the Company which individually or in the aggregate accounted for 250,000 or more members (determined on a basis consistent with past practices of the Business) during the year ended March 31, 2000 or at any time since March 31, 2000, has cancelled or otherwise terminated its business relationships with the Company or its subsidiaries. As of the date of this Agreement, (i) none of the Company or any of its subsidiaries has received written notice, or to the knowledge of the Company, other communication of any actual or alleged breach of or default under or threatened cancellation, termination or acceleration of such contracts, and (ii) to the knowledge of the Company, no event has occurred or circumstances exist that would give the Company or any other person party to such contracts the right to exercise any remedy under or to cancel or terminate any such contract.

        Section 3.15. Assets Necessary to Business. The assets, properties, contracts and rights of the Company and its subsidiaries include all of the assets, properties, contracts and rights necessary for the conduct of its business in the manner as it is currently conducted and that are reflected in the consolidated balance sheet of the Company as at March 31, 2000 (other than assets reflected on such balance sheet that have been sold or disposed of in the ordinary course of business since the date thereof). The Company and each of its subsidiaries have maintained all their tangible assets in good and normal operating condition, and all such assets are free and clear from all defects in all material respects, ordinary wear and tear excepted, and all such tangible assets are fully adequate and suitable for the purposes for which they are presently used.

        Section 3.16. Insurance. The Company's insurance policies are adequate and suitable for the business and operations of the Company and its subsidiaries; the terms and conditions of such policies (including deductibles, retentions and risks covered) are similar to the terms and conditions of insurance policies customarily provided by companies of established reputation similarly situated and carrying on the same or similar businesses; such policies are in full force and effect; and the Company has complied in all material respects with all the terms and provisions of such policies. None of the material insurance policies maintained by the Company or any of its subsidiaries will lapse or become subject to termination by the insurer as a result of the transactions contemplated by this Agreement or any other Transaction Document.

        Section 3.17. Relationship with Customers. To the knowledge of the Company, since January 1, 2000, no material customer of the Company (including payors and pharmaceutical companies) has, on or prior to the date hereof, threatened to cancel or otherwise terminate its relationship with the Company, or to materially decrease its usage of the services of the Company (it being agreed that requests for proposals by customers shall not be considered any such threats).

        Section 3.18. Affiliated Transactions. Since March 31, 2000, the Company has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (tangible or intangible) to, or entered into any agreement or arrangement with, any of the officers, directors or shareholders of the Company or any of its subsidiaries, except for compensation to officers, directors and employees at rates not exceeding the rates of compensation paid during the fiscal year ended on March 31, 2000 and routine travel advances to officers and employees.

        Section 3.19. Business Combination Provision; Takeover Laws; Rights Plan. The Board of Directors has approved (including for purposes of rendering inapplicable Section 203 of the Delaware General Corporation Law) this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby, and issuance of shares of Common Stock upon conversion of the Series B Preferred, issuance of shares of Class B Stock upon the conversion of the Preferred Stock (assuming the receipt of the Requisite Stockholder Approval) and the issuance of Common Stock upon conversion of Class B Stock. No "fair price," "control share acquisition" or other similar anti-takeover statute applicable to the Purchaser (collectively, "Takeover Laws") will prevent or delay such transactions or conversion. The Company has not adopted or resolved to adopt a "shareholder rights plan" or similar plan.

        Section 3.20. Finders' Fees. Except for Merrill Lynch & Co., whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

        Section 3.21. Full Disclosure. No representation or warranty of the Company made in this Agreement or in any other Transaction Document, nor any written statement furnished to JLL pursuant to this Agreement or any other Transaction Document or in connection with the transactions contemplated hereby or thereby, contain or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statement in question not misleading. The Disclosure Schedule is a true, complete and accurate list or description, as appropriate, of the items purported to be listed or described on the Disclosure Schedule.

        JLL, on behalf of itself and each other Purchaser acknowledges that the Company is not making any representations and warranties other than as explicitly set forth in this Agreement or other Transaction Document. JLL, on behalf of itself and each other Purchaser agrees that it will not assert any claims against or seek any damages or other remedies (including pursuant to any implied warranties or similar rights, which JLL, on behalf of itself and each other Purchaser expressly and irrevocably waives and agrees not to seek to enforce) from the Company or any of its representatives for the matters contemplated by this Agreement or the other Transaction Documents, except for fraud or as explicitly set forth in this Agreement or the other Transaction Documents.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        Each Purchaser severally and not jointly, and JLL for itself and on behalf of each Purchaser, represents and warrants to the Company as of the date hereof and as of the Closing that:

        Section 4.1. Existence and Power. Such Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

        Section 4.2. Authorization. (a) Such Purchaser has all necessary corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such Purchaser, and no other actions or proceedings on the part of such Purchaser are necessary to authorize this Agreement or for such Purchaser to consummate the transactions contemplated hereby.

        (b) This Agreement has been duly and validly executed and delivered by such Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles. Upon execution and delivery thereof, each of the other Transaction Documents to which such Purchaser is a party will have been duly and validly executed and delivered by such Purchaser and (assuming due authorization, execution and delivery by any other parties thereto) will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to limitations imposed by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles.

        Section 4.3. Consents and Approvals; No Violations. (a) No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Entity is necessary for execution, delivery or performance by such Purchaser of this Agreement or any of the other Transaction Documents, except (i) for the applicable requirements of the HSR Act, or (ii) as a result of facts or circumstances particular to the Company.

        (b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents by such Purchaser nor the consummation by such Purchaser of the transactions contemplated hereby or thereby nor compliance by such Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such Purchaser,
(ii) require the consent or waiver of any person (other than a Governmental Entity) or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) or result in the imposition of or the creation of any Lien upon any of the assets or properties of such Purchaser pursuant to or under, any of the terms, conditions or provisions of any note, lease, license, contract or agreement to which such Purchaser is a party or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Purchaser, except in the case of (ii) or
(iii), for violations, breaches or defaults which, or consents or waivers the absence of which, individually or in the aggregate, would not have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby or the other Transaction Documents.

        Section 4.4. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of such Purchaser threatened against or affecting, such Purchaser before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any other Transaction Document.

        Section 4.5. Investment Intention. Such Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act and such Purchaser is acquiring the Preferred Stock solely for such Purchaser's account for investment and not with a view to or for sale in connection with any distribution thereof in any transaction or series of transactions that would be in violation of the securities laws of the United States or any state thereof.

        Section 4.6. Securities Law Matters. Such Purchaser acknowledges that:
(a) such Purchaser's shares will not be registered under the Securities Act or qualified under any state securities or "blue sky" laws, (b) it is not anticipated that there will be any public market for such Purchaser's shares, and (c) such Purchaser's shares must be held indefinitely and such Purchaser must continue to bear the economic risk of such investment in such interest unless such interest is subsequently registered under the Securities Act and such state laws or an exemption from registration is available.

        Section 4.7. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                                    COVENANTS

        Section 5.1. Access to Information. From the date hereof until the Closing Date, the Company shall (i) furnish to JLL and its Representatives such financial and operating data and other information relating to the Company and its subsidiaries and PCS and the PCS Acquisition as such Persons may reasonably request, (ii) afford JLL and its Representatives reasonable access, during normal business hours and upon prior notice, to the Company's offices, facilities, properties, personnel and books and records, instruct its Representatives to cooperate with JLL and its Representatives in their investigation of the Company and PCS, (iii) to the extent the Company has rights to access the properties, personnel and books and records of PCS, afford JLL and its Representatives access thereto, and (iv) furnish to JLL such information as the Company may from time to time obtain pursuant to Section 4.3 or 4.20, or any other provision of, the PCS Purchase Agreement. Any investigation pursuant to this Section 5.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or PCS.

        Section 5.2. Conduct of the Business of the Company. (a) Except as otherwise expressly provided in this Agreement or any other Transaction Document and except as set forth on the Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company shall operate only in the ordinary course of business consistent with past practice. The Company shall use all reasonable efforts to preserve intact its present organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, and others having significant business dealings with the Company and its subsidiaries.

        (b) Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or any other Transaction Document and except as set forth on the Disclosure Schedule, from the date of this Agreement to the Closing Date, neither the Company nor any of its subsidiaries may, without the written consent of JLL:

                (i) amend its certificate of incorporation or bylaws (or other similar organizational documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of the Company or any of its subsidiaries;

                (ii)issue, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of capital stock of the Company or any subsidiary of the Company, or any securities convertible into, or exchangeable for, any such shares or amend the terms of any such securities or agreements outstanding on the date hereof, except for issuances and sales of shares of Common Stock, or options therefor, to employees or customers of the Company and its subsidiaries in the ordinary course of business consistent with past practice so long as the aggregate amount of shares of Common Stock issued and sold (including shares issued upon exercises of options issued or sold) during the period between the date of this Agreement and the Closing Date does not exceed 250,000 (provided that no such options or shares shall be issued or sold to any of the persons named on Schedule I);

                (iii) (A) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, or (B) redeem, repurchase or otherwise acquire any of its securities or split, combine or reclassify any shares of its capital stock;

                (iv)transfer, sell, lease, license or dispose of any material assets or rights, unless in the ordinary course of business consistent with past practice; or acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of or by any other manner any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

                (v) other than in the ordinary course of business consistent with past practice and other than transactions with wholly-owned subsidiaries of the Company, (A) incur, assume, discharge, cancel or prepay any material indebtedness or other obligation or issue or sell any debt securities or rights to acquire any debt securities, (B) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person, (C) make any loans, advances or capital contributions to, or investments in, any other person, (D) change the Company's practices with respect to the timing of payments or collections, (E) pledge or otherwise encumber shares of capital stock of the Company and its subsidiaries, or (F) mortgage or pledge any of its assets or permit to exist any Lien thereupon (other than Liens that would not, individually or in the aggregate, materially detract from the values of such assets or materially interfere with the use of such assets or the conduct of the business of the Company and its subsidiaries);

                (vi)(i) amend any employee benefit plan in any material respect,
        (ii) pay any benefit not required by any existing plan, except for payments in the ordinary course of business consistent with past practice or as required by applicable law or existing contractual arrangements or (iii) enter into or adopt any employee benefit plan, except for plans that replace an existing plan without any material increase in costs or expenses over the plan being replaced;

                (vii) (A) enter into any employment agreement with any executive officer of the Company or modify in any material respect any of the terms and conditions of the employment of any executive officer, except for employment agreements with the Persons listed on Schedule I on terms consistent with the term sheets for such agreements provided to JLL on or prior to the date hereof, or (B) enter into any employment or severance agreement with any employee receiving or entitled to aggregate annual compensation in excess of $50,000, or adopt or enter into any collective bargaining agreement;

                (viii) enter into, amend, assign or terminate any Company Contract in a manner that is adverse to the Company in a material respect;

                (ix)enter into any agreement or engage in any transactions with any Affiliate of the Company or its subsidiaries other than in the ordinary course of business and consistent with past practices and on a basis no less favorable than would at the time be obtainable for a comparable transaction in arm's-length dealing with an unrelated third party;

                (x) settle or compromise any material litigation of the Company or any of its subsidiaries (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims, liabilities or obligations not required to be paid, individually in an amount in excess of $1 million;

                (xi) change or agree to change any accounting method or policy other than as required by GAAP or by law;

                (xii) change, or agree to change, any business policies which relate to advertising, pricing, personnel, labor relations, sales, returns or product acquisitions, in each case in a manner which would have a Material Adverse Effect;

                (xiii) make or commit to make any capital expenditure in excess of the Company's current budget;

                (xiv) settle or compromise any material Tax liability; or

                (xv) take, or agree in writing or otherwise to take, any of the foregoing actions.

        Section 5.3. Reservation of Rights. For so long as any of the Series B Preferred is outstanding, the Company shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Series B Certificate of Designations.

        Section 5.4. Stockholders' Meeting. (a) As promptly as reasonably practicable following the Closing Date, the Company shall prepare and file the Proxy Statement with the Commission. JLL shall cooperate, and provide to, the Company all such information as may be necessary or appropriate regarding the Purchasers for inclusion in the Proxy Statement. The Company shall, as promptly as practicable after receipt thereof, provide JLL copies of any written comments and advise JLL of any oral comments, with respect to the Proxy Statement received from the Commission. The Company shall advise JLL of any request by the Commission for amendment of the Proxy Statement. If at any time any information relating to Company and the Purchasers, or any of their respective affiliates, officers or directors, should be discovered by the Company or JLL, which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and disseminated to the stockholders of the Company.

        (b) The Company shall call a stockholders' meeting, to be held as soon as reasonably practicable after the Commission's review of the Proxy Statement, for the purpose of voting upon the Stockholder Proposal, and the Company shall use all reasonable efforts to cause such stockholders' meeting to be held within 120 days following the Closing Date. In connection with the Company's stockholders' meeting, (i) the Company shall mail the Proxy Statement to its stockholders, (ii) the Board of Directors shall recommend to its stockholders the approval of the Stockholder Proposal, and (iii) the Board of Directors and officers of the Company shall use their commercially reasonable efforts to obtain the Requisite Stockholder Approval.

        (c) The Company covenants that (i) the Proxy Statement when filed with the Commission will comply as to form in all material respects with the applicable requirements of the Exchange Act, and (ii) at the time the Proxy Statement is first mailed to stockholders of the Company, and at the time such stockholders vote on approval of the matters for which Requisite Stockholder Approval is to be obtained, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing covenants contained in this Section 5.4(c) will not apply to statements or omissions included in the Proxy Statement based upon information furnished in writing to the Company by the Purchasers specifically for use therein.

        (d) In the event (i) the Board of Directors or any committee thereof withdraws, modifies, changes or qualifies, or publicly proposes to withdraw, modify, change or qualify, in a manner adverse to JLL its approval or recommendation of the Stockholder Proposal or (ii) any member of the Board of Directors or any executive officer of the Company, directly or through a representative, makes or causes to be made a statement, publicly or for public dissemination, that indicates such person does not recommend or support, without qualification, the approval by the Company's stockholders of the Stockholder Proposal, within three business days of JLL's request therefor, the Board of Directors fails to reaffirm publicly and unconditionally its recommendation to the Company's stockholders of the Stockholder Proposal, the Company shall pay to JLL a fee, in cash, equal to $5 million. The Company shall pay such fee no later than five business days following JLL's written request therefor by wire transfer of immediately available funds in the amount set forth in the preceding sentence to such bank account as may be designated by JLL.

        (e) The Company shall use its reasonable efforts to persuade Blue Cross and Blue Shield of Texas, a division of Health Care Service Corporation, to execute and deliver, prior to the mailing of the Proxy Statement to the stockholders of the Company, a voting agreement substantially in the form attached to this Agreement as Exhibit D or as otherwise agreed upon in good faith by the Company and JLL.

        (f) JLL shall, and shall cause any other Purchaser or any Person controlled by JLL or any Purchaser to, vote all of its shares of Preferred Stock (to the extent any such shares are entitled to vote thereon) and Common Stock in favor of the Stockholder Proposal at any meeting of the Company's stockholders with respect thereto.

        (g) The Company shall use its reasonable efforts to set the record date for the stockholders' meeting at which the Stockholder Proposal will be considered prior to the Company's earnings release for the quarter ended September 30, 2000.

        Section 5.5. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Stock to the Purchasers solely towards the funding of the cash portion of the purchase price for PCS.

        Section 5.6. PCS Acquisition; Debt Financing. Prior to the Closing, the Company may not, without the prior consent of JLL (not to be unreasonably withheld), (i) amend, supplement or otherwise modify the terms and conditions of, or waive any of its rights or closing conditions under, the PCS Purchase Agreement or any other agreement or instrument between Rite Aid and the Company entered into pursuant to the

PCS Purchase Agreement, (ii) execute and deliver the Purchaser Notes (as defined in the PCS Purchase Agreement) or the Indenture (as defined in the PCS Purchase Agreement), or (iii) enter into any definitive credit or loan agreement, guarantees, collateral or security agreement or instrument in connection with the Debt Financing; provided that in the case of clauses (ii) and (iii), JLL shall consent so long as the Purchaser Notes, the Indenture and the terms of the definitive documents for the Debt Financing are, in all material respects, consistent with the terms therefor contemplated by the PCS Purchase Agreement as of the date hereof. The Company shall keep JLL promptly informed of, and consult with JLL on, all matters and developments regarding the PCS Acquisition and the Debt Financing, including any discussions or negotiations with Rite Aid or the lenders proposing to provide the Debt Financing.

        Section 5.7. Supplemental Disclosure. From time to time prior to the Closing, the Company shall promptly following its becoming aware thereof supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if known, existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. Any supplement or amendment of the Disclosure Schedule made pursuant to this Section 5.7 shall not be deemed to cure any breach or inaccuracy of any representation or warranty made in this Agreement.

        Section 5.8. Exclusivity. During the Exclusive Period, neither the Company nor any of its Representatives may, without the prior written consent of JLL, directly or indirectly, (i) issue, offer, sell, contract to sell, offer or grant any option, right or warrant to purchase, or otherwise lend, transfer or dispose of, directly or indirectly, any equity securities of the Company or any securities convertible, exchangeable or exercisable for or repayable with equity securities of the Company, or file any registration statement under the Securities Act, in connection with any PCS Equity Financing, or (ii) solicit, initiate, encourage or knowingly facilitate any inquiries or proposals for, or enter into any discussions with respect to, any PCS Equity Financing. Notwithstanding the foregoing, the Company may hold discussions, enter into an agreement to sell and issue and sell shares of Preferred Stock to Rite Aid pursuant to the PCS Purchase Agreement as currently in effect or as amended in accordance with Section 5.6.

        "PCS Equity Financing" means any issuance, offer, sale, contract for sale, disposition or other transfer of any equity securities of the Company or its subsidiaries (or any securities convertible, exchangeable or exercisable for or repayable with any equity securities of the Company or its subsidiaries), (i) the proceeds of which are applied, directly or indirectly, towards the acquisition of PCS or all or any portion of the Business (as defined in the PCS Purchase Agreement) or any successor thereto, or (ii) to Rite Aid or any owner or holder of PCS or the Business as part of the consideration for the acquisition of PCS or all or any portion of the Business (as defined in the PCS Purchase Agreement), in each case whether pursuant to the PCS Purchase Agreement or any other agreement. "Exclusive Period" means the period beginning on the date of this

Agreement and ending (i) if the Closing occurs, the Closing Date and (ii) if the Closing does not occur, the end of the nine month period following the termination of this Agreement.

        Section 5.9. Public Announcements. Prior to the Closing, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the other Transaction Documents and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation. Following the Closing, the parties agree to consult with each other before issuing any press release or making any public filing that describes any terms of this Agreement or any other Transaction Document.

        Section 5.10. JLL as Purchaser Representative. Each Purchaser hereby designates and appoints JLL as its attorney(s)-in-fact with full power of substitution, to serve as the representative(s) of each such Purchaser to perform all such acts as are required, authorized or contemplated by this Agreement and the other Transaction Documents to be performed by such person and hereby acknowledges that JLL shall be the only persons authorized to take any action so required, authorized or contemplated by this Agreement and the other Transaction Documents by each such Purchaser. Each such Purchaser further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Purchaser. Each such Purchaser hereby authorizes the other parties hereto to disregard any notices or other action taken by such Purchaser pursuant to this Agreement, except for notice and actions taken by JLL. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by JLL and are and will be entitled and authorized to give notices only to JLL for any notice contemplated by this Agreement to be given to any such Purchaser. A successor to JLL may be chosen by a majority in interest of the Purchasers; provided that notice thereof is given by the new representative to the Company.

        Section 5.11. Nasdaq National Market Listing. The Company shall use commercially reasonable efforts to cause the shares of Common Stock issuable upon conversion of the Preferred Stock or Class B Stock to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, as soon as practicable and in any event prior to the 120th day following the Closing Date and to continue to be listed on the Nasdaq National Market thereafter.

        Section 5.12. Employment Agreements. The Company shall use reasonable efforts to enter into definitive employment agreements with each of the Persons listed on Schedule I on terms consistent with the term sheets for such agreements provided to JLL on or prior to the date hereof. The Company shall obtain the prior consent of JLL (not to be unreasonably withheld) prior to entering definitive agreements with such Persons that are inconsistent, in any material respect, with the term sheets referred to in the previous sentence.

        Section 5.13. Best Efforts; Certain Filings. (a) Subject to the terms and conditions of this Agreement, the Company and JLL (on behalf of itself and each other Purchaser) will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including (i) making of any required filings pursuant to the HSR Act, (ii) finalizing each of the Certificates of Designations and the certificate of designations for the Class B Stock, and (iii) using its reasonable best efforts to cause the satisfaction of all conditions to Closing. The parties shall promptly consult with each other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

        (b) The Company and JLL (on behalf of itself and each other Purchaser) shall cooperate with one another, and take all such actions as may be necessary or appropriate, (i) in determining whether any action by or in respect of, or filing with, any Government Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        Section 5.14. Further Assurances. The Company and JLL (on behalf of itself and each other Purchaser) agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents.

                                   ARTICLE 6

                              CONDITIONS TO CLOSING

        Section 6.1. Conditions to Obligations of the Purchasers and the Company. The obligations of the Purchasers and the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company and JLL) of each of the following conditions:

        (a) No statute, rule, regulation, order, decree, temporary restraining order or injunction shall have been enacted, entered, promulgated or enforced by a U.S. Governmental Entity which prohibits or materially restricts the consummation of the transactions contemplated by this Agreement, the PCS Purchase Agreement or any other Transaction Document and shall be in effect.

        (b) Any applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement, the PCS Purchase Agreement or any other Transaction Document shall have expired or been terminated, and all other material authorizations, consents, approvals, or clearances of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, the PCS Purchase Agreement or any other Transaction Document shall have been obtained.

        (c) Since February 26, 2000, there shall not have occurred a Company Material Adverse Effect (as defined in the PCS Purchase Agreement).

        (d) All of the conditions to the obligations of the Company to consummate the Closing of the PCS Acquisition set forth in the PCS Purchase Agreement shall have been satisfied or waived; provided that any such waiver by the Company shall have been given in accordance with Section 5.6.

        (e) The Company shall have entered into definitive agreements with lenders regarding the Debt Financing, and the lenders thereunder shall have made or propose to make loans or extensions of credit pursuant to such definitive agreements concurrently with the Closing.

        Section 6.2. Conditions to Obligation of the Purchasers. The obligation of the Purchasers to consummate the Closing is subject to the satisfaction (or waiver by JLL) of each of the following additional conditions:

        (a) The Company shall have performed in all material respects all of its obligations under this Agreement and the other Transaction Documents required to be performed by it on or prior to the Closing.

        (b) The representations and warranties of the Company contained in this Agreement shall in each case, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects at and as of the Closing, as if made at and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, on and as of such earlier date).

        (c) Each of the Series A Certificate of Designations and the Series B Certificate of Designations shall have been filed in accordance with the Delaware General Corporation Law.

        (d) The Company shall have delivered to the Purchasers (i) a copy of the resolutions adopted by the Board of Directors, certified by the Secretary of the Company, authorizing this Agreement and the other Transaction Documents, and the transactions contemplated hereunder and thereunder and (ii) a certificate, dated the Closing Date, signed by an officer of the Company, certifying as to the fulfillment of the conditions set forth in clauses (a), (b), (c) and (d) of this
Section 6.2.

        (e) Since March 31, 2000, there shall not have occurred a Material Adverse Effect.

        (f) Two persons designated by JLL, two persons designated by Rite Aid and J.P. Millon shall have been elected to the Board of Directors; the number of directors that are officers or employees of the Company shall be three; and the Company shall have set the number of directors at eleven.

        Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or waiver by the Company) of the following further conditions:

        (a) JLL shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

        (b) The representations and warranties of each Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

        (c) The Company shall have received a certificate signed by an appropriate officer of JLL certifying as to the fulfillment of the conditions set forth in clauses (a) and (b) of this Section 6.3.

                                   ARTICLE 7

                                   TERMINATION

        Section 7.1. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

        (a) by mutual written agreement of the Company and JLL;

        (b) by either the Company or JLL upon written notice to the other party if the Closing shall not have been consummated on or before December 31, 2000, unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement;

        (c) by either the Company or JLL upon written notice to the other if the PCS Purchase Agreement shall have been terminated in accordance with the terms thereof; provided that any such termination by the Company shall also have been in accordance with Section 5.6.

        (d) by either the Company or JLL upon written notice to the other party if any United States court of competent jurisdiction or other competent U.S. Governmental Entity shall have issued an order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or injunction or other action shall have become final and nonappealable; or

        (e) by either the Company or JLL upon written notice to the other party if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section
6.2 or Section 6.3, as the case may be, not to be satisfied; provided that as a condition to the right of the party to elect to terminate this Agreement pursuant to the immediately preceding clause, such party shall first provide 30 days prior notice to the other party specifying in reasonable detail the nature of the condition that such party has concluded will not be satisfied, and the other party shall be entitled during such 30 day period to commence any actions it may elect consistent with the terms of this Agreement to provide reasonable assurance to the first party that such condition will be satisfied prior to December 31, 2000; provided further that if such condition can be satisfied by the other party through the exercise of its best efforts and for so long as that party continues to use such best efforts, the first party may not terminate this Agreement under this Section 7.1(d) prior to December 31, 2000.

        Section 7.2. Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders to any other party to this Agreement, except that (i) the provisions of this Section 7.2, and Sections 5.8, 9.1, 9.2, 9.4, 9.5, 9.6 and 9.7 shall remain in effect notwithstanding such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                   ARTICLE 8

                            SURVIVAL; INDEMNIFICATION

        Section 8.1. Survival of Representation and Warranties. Each of the representations and warranties made by the Company and the Purchasers in this Agreement shall survive the Closing for a period of 18 months from the Closing Date; provided that the representations and warranties made by the Company in
Section 3.13 regarding taxes shall survive until expiration of the applicable statute of limitations. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are to be performed after the Closing, each of the covenants and agreements contained in this Agreement shall survive the Closing for the period stated or, if no such period is stated, such covenant or agreement shall survive indefinitely.

        Section 8.2. Indemnification by the Company. The Company hereby agrees to indemnify and hold harmless each Purchaser and its successors and assigns after the Closing Date from and against:

                (i) any Claims and Damages asserted against or incurred by such Purchaser and occasioned by, arising out of or resulting from any breach of the representations and warranties of the Company that are set forth in this Agreement; and

                (ii)any Claims and Damages asserted against or incurred by the Purchaser and occasioned by, arising out of or resulting from the Company's failure to perform any of the Company's obligations for which performance after the Closing is specifically required or contemplated under this Agreement.

        Section 8.3. Limitations on Indemnification by the Company. The Purchasers' right to indemnification pursuant to Section 8.2 is subject to the following specific limitations:

        (a) The Purchasers shall not be entitled to assert any right of indemnification for any Claims and Damages pursuant to Section 8.2 after 18 months after the Closing Date, except as provided by Section 8.1. If written notice of a claim has been given prior to such expiration, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

        (b) The Purchasers shall not be entitled to indemnification hereunder for any Claims and Damages pursuant to Section 8.2(i) until the aggregate losses, damages, or expenses suffered by the Purchaser in connection with such Claims and Damages exceed

$15,000,000 whereupon the Purchasers shall be entitled to indemnification hereunder for indemnification claims pursuant to Section 8.2(i) from the Company for all such Claims and Damages suffered by the Purchasers in excess of such amount; provided that in no event shall the Company be liable for such Claims and Damages in excess of $150,000,000 in the aggregate.

        Section 8.4. Indemnification by the Purchasers. The Purchasers, jointly and not severally, and JLL, on behalf of itself and jointly and severally with each other Purchaser, hereby agree to indemnify and hold harmless the Company, its successors and assigns, after the Closing Date from and against:

        (a) Any Claims and Damages asserted against or incurred by the Company and occasioned by, arising out of or resulting from any breach of the representations or warranties of the Purchasers that are set forth in this Agreement; and

        (b) Any Claims and Damages asserted against or incurred by the Company and occasioned by, arising out of or resulting from the Purchasers' failure to perform any of the Purchasers' obligations for which performance after the Closing is specifically required or contemplated under this Agreement.

        Section 8.5. Notice of Claims. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice ("Notice of Claim") of such claim or demand to the other party ("Indemnitor"). Indemnitee shall furnish to Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the time limitations set forth in Section 8.3 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnitee is entitled to indemnification hereunder. The Seller and the Purchaser shall take reasonable actions to mitigate Claims and Damages.

        Section 8.6. Defense of Third Party Claims. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 8.5 hereof is a claim or demand asserted by a third party, Indemnitor shall have 15 business days after the date on which such Notice of Claim is given by the Indemnitee to notify Indemnitee in writing of Indemnitor's election to defend such third party claim or demand on behalf of Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control as is reasonably required by Indemnitor and shall otherwise cooperate with and assist Indemnitor in the defense of such third party claim in good faith. Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that the named parties to the action or proceeding include both Indemnitor and Indemnitee and Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the reasonable fees and disbursements of such counsel. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third party claim or demand; provided that (i) Indemnitor shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article VIII.

        Section 8.7. Payment of Claims. Except for third party claims being defended in good faith, Indemnitor shall satisfy any undisputed obligations hereunder in cash within 30 days after the date of Notice of Claim is given by Indemnitee.

        Section 8.8. No Liability of Officers, Directors and Managers, Limitation on Remedies of Parties. Each Purchaser and the Company acknowledge and agree that it shall not assert any claims it may have arising from this Agreement against officers, directors, beneficiaries, managers, principals or agents of the other party or any affiliate of such party.

        Section 8.9. No Third Party Benefit. The rights to indemnification provided in this Agreement are intended solely for the benefit of the Purchasers, the Company, and their permitted successors and assigns, and are not intended to and shall not be construed as granting or creating a right to payment or indemnification to any other person. Without limiting the generality of the foregoing, no person providing insurance coverage to any Indemnitee shall have rights, whether of subrogation or otherwise, against the Indemnitor by virtue of this Agreement.

        Section 8.10. Definition. For purposes of this Article VIII, "Claims and Damages" shall mean any and all losses, claims, demands, liabilities, obligations, actions, suits, orders or proceedings asserted by any third party, person or entity, including but not limited to Governmental Entities, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultant's fees, and reasonable attorneys' fees and costs (including, without limitation, costs incurred in enforcing the indemnity), incurred by or awarded against a party for which a party is entitled to indemnification hereunder; provided that Claims and Damages shall expressly exclude punitive, exemplary, special or similar losses or damages.

        Section 8.11. Exclusive Remedy. After the Closing the sole and exclusive remedy of any party for any inaccuracy of any representation or warranty, or any breach of any agreement or obligation made in connection with this Agreement shall be the indemnification contained in this Article VIII.

                                   ARTICLE 9

                                  MISCELLANEOUS

        Section 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be effective upon receipt. Notice shall be given
(i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall be specified by like notice), (ii) by reliable overnight courier service to the appropriate address as set forth below (or at such other address for party as shall be specified by like notice), or
(iii) by facsimile transmission to the appropriate facsimile number set forth below (or at such other facsimile number for party as shall be specified by like notice) with follow-up copy by reliable overnight courier service that next business day:

        (a) if to JLL or any other Purchaser, to:

           c/o Joseph Littlejohn & Levy Inc.
           425 Lexington Avenue
           Suite 3350
           New York, NY  10017
           Attention:  Ramsey Frank
           Telecopy:  (212) 268-8686


           with a copy to:


           Debevoise & Plimpton
           875 Third Avenue
           New York, NY  10022
           Attention:  Steven Gross
           Telecopy:  (212) 909-6836

        (b) if to the Company to:

           Advance Paradigm, Inc.
           545 E. John Carpenter Freeway, Ste. 1570
           Irving, TX  75062
           Telecopy:  (972) 830-6008
           Attention:  General Counsel


           with a copy to:


           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           1700 Pacific Avenue, Suite 4100
           Dallas, TX  75201
           Telecopy:  (214) 969-4343
           Attention:  J. Kenneth Menges, Jr., P.C.

        Section 9.2. Expenses. The Company shall pay and reimburse JLL for all its reasonable costs and expenses incident to this Agreement and the PCS Acquisition, including travel expenses of personnel of JLL and the legal and accounting fees and expenses of JLL; provided that in the event the Closing does not occur, the total reimbursement obligations of the Company may not exceed $750,000; provided further that if the Closing does not occur solely because of the breach by JLL of its obligations hereunder, the Company shall not be required to pay or reimburse JLL pursuant to this Section 9.2.

        Section 9.3. Entire Agreement; Assignment. (a) This Agreement, the other Transaction Documents and the documents and certificates delivered in connection herewith and therewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        (b) This Agreement shall not be assigned by a party hereto by operation of law or otherwise; provided that (i) JLL may assign its rights and obligations hereunder to any other Purchaser, but no such assignment shall relieve JLL of its obligations hereunder if such assignee does not perform such obligations and JLL shall be jointly and severally liable with such assignee for the performance of its obligations hereunder, and (ii) the Company may assign its rights and obligations hereunder to any bank, financial institution or other lender providing financing to the Company as collateral for such financing.

        Section 9.4. Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles. The parties hereto expressly and irrevocably (i) consent to the exclusive jurisdiction of the federal courts sitting in the City of New York, County of New York, (ii) agree not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.1. Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by law. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this agreement or any of the transactions contemplated hereby.

        Section 9.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions contained in this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.6. Binding Nature; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 9.7. Severability. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

        Section 9.8. Headings. The headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 9.9. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                 ADVANCE PARADIGM, INC.



                                 By: /s/David D. Halbert
                                     ------------------------------------------
                                     Name: David D. Halbert
                                     Title:   CEO


                                 JOSEPH LITTLEJOHN & LEVY FUND III, L.P.

                                 By its General Partner, JLL Associates, L.L.C.





                                 By: /s/Ramsey Frank
                                     ------------------------------------------
                                     Name:  Ramsey Frank, for
                                            Joseph Littlejohn & Levy Inc.,
                                            Manager of JLL Associates, L.L.C.

                                                                      SCHEDULE I

                               Executive Officers*

David Halbert
Jon Halbert
David George
Danny Phillips
Laurie Johansen
Bob Horner
J.P. Millon
Thomas Garrity
Susan deMars
Jeff Sanders
Ken Zadorian
Mitch Henry
Phil Pearce
Richard Shinar
Paul Banta
Dan Sagedin
Dough Stephens


*Executive officers who are currently employees of PCS Holding Corporation or its subsidiaries to enter into agreements with, at the option of the Company, PCS Holding Corporation or the Company.



                                       i